Exhibit 23(c)

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Amendment No. 1 to Form S-3 No. 333-111775-01) and related Prospectus of United Rentals (North America), Inc. for the registration of $143,750,000 of 1 7/8% Convertible Senior Subordinated Notes due October 15, 2023 and to the incorporation by reference therein of our report dated February 24, 2004, with respect to the consolidated financial statements and schedules of United Rentals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

MetroPark, NJ

March 31, 2004